Exhibit (a)(4)

VOXWARE, INC.

Stock Option Agreement
Granted Under 2003 Stock Incentive Plan

1. Grant of Option.

     This agreement evidences the grant made by Voxware, Inc., a Delaware corporation (the “Company”), on November 19, 2007 (the “Grant Date”) to [_______], an employee of the Company (the “Participant”), of an option to purchase, on the terms provided herein and in the Company’s 2003 Stock Incentive Plan (the “Plan”), up to [_______] shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $[_______] per Share (the “Exercise Price”). Unless earlier terminated, this option shall expire at 5:00 p.m. Eastern Time, on [_______] (the “Final Exercise Date”).

     This option is granted in replacement of the stock option identified on attached Schedule 1 which was cancelled on November 19, 2007 (the “Cancelled Option”) pursuant to the Offer to Replace Options dated October 19, 2007 filed with the Securities and Exchange Commission on Schedule TO. Participant hereby acknowledges and agrees that Participant has no further right, title or interest in and to the Cancelled Option, and no further right to acquire any shares of Common Stock or other securities of the Company under the Cancelled Option.

     The option evidenced by this agreement:

          X      is intended to be an incentive stock option (an “Incentive Option”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

                is not intended to qualify as an Incentive Option and shall accordingly be taxable as a non-statutory option upon exercise.

     Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

     This option will vest and become exercisable for the Shares in one or more installments in accordance with the vesting schedule set forth on the attached Schedule 2.

     As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3. Exercise of Option.

     (a) Form of Exercise. Each election to exercise this option shall be substantially in the form of the Notice of Stock Option Exercise attached to this agreement. Such notice shall be signed by the Participant and delivered to the Company at its principal office, accompanied by payment in full of the Exercise Price for the purchased Shares in the manner provided in the Plan. The Participant may purchase fewer than the number of Shares for which this option is at the time exercisable, provided that no partial exercise of this option may be for any fractional share.

     (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

     (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation of Eligible Participant status(but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation of Eligible Participant status. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

     (d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not otherwise terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the one- year period measured from the date of the Participant’s death or disability, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

     (e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall also be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted. Notwithstanding the foregoing, in the event the Participant has an employment or other agreement with the Company that defines “cause”, the definition of “cause” as set forth in such agreement shall control.

4. Tax Withholding.

     No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state and local withholding taxes required by law to be withheld in respect of this option.

5. Nontransferability of Option.

     This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6. Provisions of the Plan.

     This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

7. Additional Terms Applicable to an Incentive Option. In the event this option is designated an Incentive Option, the following terms and conditions shall also apply to the grant:

     (a) If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

     (b) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Shares: (i) more than three (3) months after the date the Participant ceases to be an employee of the Company (or any parent or subsidiary of the Company) for any reason other than death or permanent disability (as defined in Code Section 22(e)(3)) or (ii) more than twelve (12) months after the date the Participant ceases to be an employee of the Company by reason of Permanent Disability.

     (c) No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock and any other securities for which this option or one or more other Incentive Options granted to the Participant prior to the Grant Date (whether under the Plan or any other option plan of the Company or any parent or subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. To the extent the One Hundred Thousand Dollar ($100,000) limitation is exceeded in any calendar year, this option shall be taxable as a non-statutory option as to the excess.

     (d) Should this option vest and become exercisable on an accelerated basis in connection with a change in control or ownership of the Company, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate fair market value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which such change in control or ownership occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock and any other securities for which this option or one or more other Incentive Options granted to the Participant prior to the Grant Date (whether under the Plan or any other option plan of the Company or any parent or subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. To the extent the One Hundred Thousand Dollar ($100,000) limitation is exceeded in such calendar year, this option shall be taxable as a non-statutory option as to the excess.

     (e) Should the Participant hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

     IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

Voxware, Inc.

Dated:	, 2007	By:

Name:

Title:

PARTICIPANT’S ACCEPTANCE

     The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2003 Stock Incentive Plan. The undersigned further acknowledges and agrees that the foregoing option is granted in full and complete replacement of the Cancelled Option identified in attached Schedule I. The undersigned also acknowledges and agrees that he or she has no further right, title or interest in and to the Cancelled Option and no further right to acquire any shares of Common Stock or other securities of the Company under the Cancelled Option.

PARTICIPANT:

Address:

Date:

Fax to HR at 609 514 4103

Schedule 1

Identification of Cancelled Option

Grant Date	Grant Number	Exercise Price	Number of	Number of
			Shares Subject	Cancelled
			to Option at	Option Shares
Time of
Cancellation

Schedule 2
Vesting Schedule

     The option shall vest and become exercisable for the Shares in one or more installments in accordance with the following schedule:

Vesting Date	Number of Shares Vesting on Such Date

Grant Date

     The number and/or class of securities for which this option shall become exercisable on each such vesting date shall be equitably adjusted in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transactions or other change affecting the outstanding common stock of the Company as a class without the Company’s receipt of consideration, or should the vale of the outstanding shares of the Company’s common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution.

NOTICE OF STOCK OPTION EXERCISE

Date: ____________

Voxware, Inc.
Lawrenceville Office Park
168 Franklin Corner Road
Lawrenceville, NJ 08648

Attention: Treasurer

Dear Sir or Madam:

     I am the holder of an Incentive Stock Option granted to me under the Voxware, Inc. (the “Company”) 2003 Stock Incentive Plan on __________ for the purchase of __________ shares of Common Stock of the Company at a purchase price of $__________ per share.

     I hereby exercise my option to purchase _________ shares of Common Stock (the “Shares”), for which I have enclosed a check payable to the Company’s order in the amount of ________ representing the aggregate exercise price payable for the Shares. Please register my stock certificate as follows:

Name(s):

Address:

Tax I.D. #:

Very truly yours,

(Signature)